Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-264984-01 and 333-250055 on Form S-3 and Registration Statement Nos. 333-65406, 333-125259, and 333-159855 on Form S-8 of our reports dated February 16, 2023, relating to the financial statements of IDACORP, Inc., and the effectiveness of IDACORP, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of IDACORP, Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho
February 16, 2023